Exhibit 99.2

Certain Remarks of Brian J. Smrdel

Urologix, Inc. Teleconference

August 23, 2011

•	On a trailing 12-month sales basis, our days sales outstanding at the end of the fourth quarter [of fiscal year 2011] was 38 days, similar to the end of the third quarter of fiscal 2011 but up from 34 days at June 30, 2010.
•	The decrease in operating expense [in the fourth quarter of fiscal year 2011] when compared to the third quarter is a result of a $75,000 decrease in sales and marketing expense, partially offset by a $30,000 increase in research and development expense as the Company continued its investment in product and clinical research efforts.